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                                                                      EXHIBIT 23

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-124574, 33-53361, 33-53401, 33-65509, 333-83809 and 333-69002 of Applied
Industrial Technologies, Inc. (the "Company") on Forms S-8 of our reports dated August 19, 2005, relating to the financial statements and financial statement schedule of the Company and management's report on the effectiveness of internal control over financial reporting, appearing in and incorporated by reference in this Annual Report on Form 10-K of Applied Industrial Technologies, Inc. for the year ended June 30, 2005. Our report relating to the consolidated financial statements of the Company includes an explanatory paragraph concerning the adoption of a new accounting principle in fiscal 2004.

/s/ Deloitte & Touche LLP

Cleveland, Ohio
September 1, 2005